                                                                 Exhibit (h) 3.2

                          EXPENSE LIMITATION AGREEMENT

                        Frank Russell Investment Company
                 Russell Multi-Manager Principal Protected Fund

     EXPENSE LIMITATION AGREEMENT, effective as of January 17, 2003 by and between Frank Russell Investment Management Company ("FRIMCo") and Frank Russell Investment Company (the "Trust"), on behalf of the Trust's series, Russell Multi-Manager Principal Protected Fund (the "Fund").

     WHEREAS, the Trust is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment management company; and

     WHEREAS, the Trust and FRIMCo have entered into an Advisory Agreement ("Advisory Agreement"), pursuant to which FRIMCo provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and FRIMCo have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject.

     NOW THEREFORE, the parties hereto agree as follows:

1.   Expense Limitation.

     1.1. Applicable Expense Limit. During the Guarantee Period (as defined in the Fund's Prospectus), to the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to advisory fees payable to FRIMCo, but excluding extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of FRIMCo.

     1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of the Fund shall be the amount specified in Schedule A hereto based on a percentage of the average daily net assets of such class of the Fund.

     1.3. Method of Computation. To determine FRIMCo's obligation with respect to the Excess Amount, the Fund Operating Expenses for each class of the Fund shall be calculated each day. If the annualized value of that calculation exceeds the Operating Expense Limit for any class of the Fund, the expenses shall be capped as specified in

Schedule A, and a receivable from FRIMCo for that day's Excess Amount shall be recorded. The Fund may offset amounts owed to the Fund pursuant to this Agreement against the advisory fee payable to FRIMCo from the Fund.

     1.4. Adjustments. From time to time, as better or more complete information becomes available, adjustments to expenses may be made in order to more accurately reflect the actual expense environment in which the Fund operates. Such adjustments may temporarily cause the Fund's annualized expense ratio on a given day to exceed the Operating Expense Limit. In such cases, subsequent adjustments will be made to ensure that the Fund's expense ratio for the fiscal year will not exceed the Operating Expense Limit.

     1.5 Payment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by FRIMCo to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   Recoupment of Fee Waivers and Expense Reimbursement

     2.1. Recoupment. If on any day during which the Advisory Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of the Fund for that day are less than the Operating Expense Limit, FRIMCo may be entitled to recoup from the Fund the advisory fees waived or reduced and other payments remitted by FRIMCo to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Fund Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that (a) such amount paid to FRIMCo will in no event exceed the total Recoupment Amount and the Recoupment Amount will not include any amounts previously recouped and (b) the Advisor has make a written request for the Recoupment Amount and the Board of Trustees of the Fund approves the Recoupment Amount at the time of such request as not inconsistent with the best interests of the Fund.

     2.2. Adjustments. If necessary, appropriate adjustments shall be made in order to ensure that the actual Fund Operating Expenses of each class of the Fund for the fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   Term and Termination of Agreement.

     This Agreement shall have an initial term of five years beginning on the second business day after the end of the Fund's offering period, or if that day is not a business day, the first business day thereafter (as determined pursuant to the prospectus for the Fund). Thereafter, this Agreement shall automatically renew for one-year terms unless FRIMCo provides written notice to the Fund of the termination of this Agreement at least

30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Advisory Agreement with respect to the Fund, or it may be terminated by the Fund, without payment of any penalty, upon ninety (90) days' prior written notice to FRIMCo at its principal place of business. The Operating Expense Limit specified in Schedule A is effective until the Guarantee Maturity Date (as defined in the Fund's prospectus); thereafter the maximum Operating Expense Limit may be changed upon the extension of this Agreement as contemplated by this paragraph and paragraph 4.4.

4.   Miscellaneous.

     4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. Interpretation. Nothing herein contained shall be deemed to require the Fund or the Trust to take any action contrary to the Trust's Master Trust Agreement, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

     4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory fee and the computations of net asset values, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     4.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Master Trust Agreement and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                                FRANK RUSSELL INVESTMENT COMPANY
                     On behalf of Russell Multi-Manager Principal Protected Fund

                                                        By:
                                                        -----------------------
                                                        Name:
                                                        Title:


                                     FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

                                                        By:
                                                        ------------------------
                                                        Name:
                                                        Title:

                                                                      Schedule A

                            OPERATING EXPENSE LIMITS

                                        Maximum Operating Expense Limit
                                        (as a percentage of average net assets)*

                                             Class A    Class B    Class C
Russell Multi-Manager Principal
Protected Fund                               2.10%**    2.85%**    2.85%**

--------------------

* Effective through to the Guarantee Maturity Date; thereafter this limit is subject to change if the Agreement is extended as contemplated in paragraph 4.4.

** During any period in which the Fund's assets are required to be invested in a Defeasance Portfolio (as defined below) pursuant to the Financial Guarantee Agreement referred to below, the Maximum Operating Expense Limit (as a percentage of average net assets) with respect to those assets comprising the Defeasance Portfolio shall be: 1.45% Class A, 2.20% Class B and 2.20% Class C.

     As used herein the terms Defeasance Portfolio, shall have the meaning ascribed thereto in that certain Financial Guarantee Agreement, dated as of January 17, 2003, among FRIMCo, the Trust and Ambac Assurance Corporation, as such agreement is in effect from time to time.